NOK 15,000,000

	GUARANTEE FACILITY




	THE GBP COUNTER VALUE OF

	NOK 125,000,000

	FLOATING RATE BRIDGE LOAN FACILITY






	GULFMARK OFFSHORE, INC.


	as borrower






	CHRISTIANIA BANK OG KREDITKASSE ASA


	as lender






	CHRISTIANIA BANK OG KREDITKASSE ASA


	as agent










							ADVOKATFIRMAET SCHJODT AS
								           OSLO


	I N D E X


CLAUSE NUMBER		SUBJECT MATTER				PAGE NUMBER

	 1			LOAN, GUARANTEE AND PURPOSE		 1
	 2			DEFINITIONS					 2
	 3			CONDITIONS PRECEDENT			 6
	 4			AVAILABILITY					 7
	 5			GUARANTEE - REIMBURSEMENT		 8
	 6			CONVERSION OF CURRENCY			 8
	 7			SECURITY						 8
	 8			INTEREST						 9
	 9			REPAYMENT/PREPAYMENT			 9
	10			COVENANTS						10
	11			EVENTS OF DEFAULT				12
	12			VALUATION OF THE VESSELS			14
	13			CHANGES IN CIRCUMSTANCES			14
	14			FEES, COSTS AND EXPENSES			16
	15			PAYMENTS						17
	16			AGENCY						18
	17			PARTICIPATION					21
	18			NOTICES AND CORRESPONDENCE		21
	19			CURRENCY INDEMNITY				22
	20			MISCELLANEOUS					22
	21			GOVERNING LAW -
				SERVICE OF PROCESS				30



		SCHEDULE NUMBER

	 1			LIST OF BANKS
	 2.1 - 2.2	FORM OF DRAWDOWN NOTICE/
				INTEREST PERIOD NOTICE
	 3			FORM OF PLEDGE OF BROVIG SHARES

This Agreement is entered into on this 4th day of February, 1998

BETWEEN

1.	GULFMARK OFFSHORE, INC., 5 Post Oak Park, Suite 1170, Houston,
Texas 77027, USA (the "Borrower");

2.	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are listed in Schedule 1 hereto (the "Banks")

	and

3.	CHRISTIANIA BANK OG KREDITKASSE ASA, Middelthunsgate 17, 0368 Oslo,
Norway (the "Agent")

WHEREAS:-

A.	There at the date hereof are issued a total of 11,648,380 shares in the capital of Brovig Supply ASA, Norway;

B.	The Borrower has volunteered a bid for all outstanding shares in
Brovig Supply ASA in January, 1998 which bid it will accept if, inter alia, receiving acceptances for approximately 90 % of such shares, whereafter the Borrower will tender a compulsory bid for the remainder of such shares;

C.	Gmrk, Inc. is a wholly owned subsidiary of the Borrower, and the
Borrower will procure that all shares for which it receives accept-ances as referred to in Recital B will be owned by Gmrk, Inc.;

D.	The Borrower and Gmrk, Inc. have requested and the Banks have, subject to the terms of this Agreement, agreed to guarantee for the Borrower's compulsory bid for such remaining outstanding shares and to part finance its acquisition of all shares acquired in Brovig;

NOW THEREFORE the parties hereto agree as follows:-



1.	LOAN, GUARANTEE AND PURPOSE

	This Agreement sets out the terms and conditions upon which the Banks will make available to the Borrower (a Delaware, USA, joint stock company with an authorized stock capital of USD 150,000 whereof USD 79,762.37 have been paid up) a guarantee facility in the maximum amount of NOK 15,000,000 for the purpose of issuing the Guarantee (as defined below) and a loan facility the maximum initial amount of the GBP equivalent at the relevant date of NOK
125,000,000 for the purpose of part financing the Borrower's bid for the purchase of outstanding shares in Brovig Supply ASA.

2.	DEFINITIONS


	In this Agreement the following terms and expressions shall have the meaning set opposite them below:

	"Banking Day"				means a day upon which banks and
foreign exchange markets are open for
business in Oslo, New York and other
places contemplated for transactions
required by this Agreement.

	"Brovig"					means Brovig Supply ASA, Norway.

	"Drawdown Date"			means each of the dates upon which
the Loan is made available to the
Borrower pursuant to Clause 4.

	"Drawdown Notice"			means an unconditional and
irrevocable written notice to be
given by the Borrower to the Agent
not later than 09.00 hours Oslo time
three Banking Days prior to each
proposed Drawdown Date, being in the
form set out in Schedule 2.1 hereto.


	"Event of Default"			means each of the events referred to
in Clause 11.

	"Facilities"				means collectively the Loan Facility
and the Guarantee Facility.

	"First Bid Shares"			means the shares for which the
Borrower's voluntary bid for the
outstanding shares in Brovig is
accepted.

	"GBP"					means the lawful currency of the
United Kingdom.

	"Gmrk"					means the Borrower's wholly owned
subsidiary Gmrk, Inc., Delaware, USA.

	"Group"					means collectively the Borrower, Gmrk
and Brovig.

	"Guarantee"				means the guarantee issued by the
Banks on behalf of the Borrower in
favour of the shareholders in Brovig,
confirming due settlement for the
Second Bid Shares, the Guarantee
being in the maximum amount of NOK
15,000,000 and in the form agreed
between the Agent and the Borrower.

	"Guarantee Facility"		means the guarantee facility made
available to the Borrower by the
Banks hereunder by way of the Banks
issuing the Guarantee.

	"Guarantee Liability"		means the total NOK amount for which
the Banks from time to time are
liable under the Guarantee Facility
and the Guarantee (without duplica-
tion).

	"Interest Payment Date"		means the last day of an Interest
Period.

	"Interest Period"			means a period the duration of which
is determined in accordance with
Clause 8 hereof.

	"Interest Period Notice"		means an unconditional and
irrevocable written notice to be
given by the Borrower to the Agent
not later than 9.00 hours Oslo time
three Banking Days prior to the last
date of each Interest Period, being
in the form set out in Schedule 2.2
hereto.

	"Issue Date"				means the date upon which the Guar-
antee is issued pursuant to Clause 4.

	"LIBOR"					means the rate per annum for periods
fixed in accordance with Clause 8.02
which is the arithmetic mean (rounded
upwards to the nearest 1/16 %) of the
rates quoted by prime reference banks
in the London Interbank Eurocurrency
Market on the Reuters Page "LIBO" in
respect of GBP at approximately 11.00
a.m. London time two Banking Days
prior to the relevant Drawdown Date
or (as the case may be) the last day
of the then current Interest Period.


	"Loan"					means the principal amount
outstanding under the Loan Facility
from time to time as the same may be
reduced by prepayments hereunder.

	"Loan Facility"			means the bridge loan facility made
available to the Borrower by the
Banks hereunder, being the GBP
equivalent of maximum NOK
125,000,000.

	"Margin"					means 1 3/8 % p.a. (one and three
eighths of one per cent per annum).

	"NOK"					means the lawful currency of the
Kingdom of Norway.

	"NOK/GBP Rate"				means the spot rate of exchange
advised by the Agent to be ruling in
the London Interbank Currency
Exchange Market for buying NOK with
GBP at or about 11.00 hours London
time on any relevant day.

	"Pledged Shares"			means those of the Shares which are
pledged to the Agent on behalf of the
Banks in accordance with Clause 7
(ii) hereof.

	"Repayment Date"			means in respect of the Loan Facility
the date falling six months after the
first Drawdown Date, provided that
the Borrower shall have the option to
postpone such date by up to three
months, such option to be declared no
later than on the date falling five
months after the first Drawdown Date.

	"Second Bid Shares"			means the shares for which the
Borrower obtains acceptances as a
consequence of its compulsory bid for
the then remaining outstanding shares
in Brovig.

	"Security Documents"		means the documents referred to in
Clause 7 hereof, entered into as
security for the obligations of the
Borrower hereunder.

	"Shares"					means collectively the First Bid
Shares and the Second Bid Shares.

	"Tax"					means all or any levies, imposts,
duties, charges, fees, deductions and
withholdings levied or imposed by any
national or local governmental or
public body or authority.

	"Vessels"					means together Brovig's four platform
supply vessels and its one anchor
handling tug supply vessel.

	"VPS"					means the Norwegian Securities'
Registry (Verdipapirsentralen).

	"VPS Account"				means Gmrk's account no.
06001.08.88968 with VPS, to which the
Shares only are to be credited.

	Where the context of this Agreement so allows words importing the singular include the plural and vice versa.

3.	CONDITIONS PRECEDENT

	3.01.	In general. The obligations of the Banks to make the
Facilities available are conditional upon the Agent having received in form and substance satisfactory to it no later than 3 Banking Days prior to the first Drawdown
Date:

			(i)		Resolutions of the Borrower. A certified photo-
copy of the Borrower's board resolutions,
evidencing the approval of this Agreement and
the Security Documents to which it is a party
and the execution thereof and authorising a
person or persons to sign this Agreement and
such Security Documents on its behalf;

			(ii)		Resolutions of Gmrk. A certified photocopy of
Gmrk's board resolutions, evidencing the appro-
val of the Security Documents to which it is a
party and the execution thereof and authorising
a person or persons to sign such Security
Documents on its behalf;

			(iii)	Corporate documentation. Certified photocopies
of the articles of incorporation and the by-laws of the Borrower and Gmrk, respectively;

			(iv)		Security. Evidence that the security referred
to under Clause 7 have been validly granted;

			(v)		Financing. Evidence that Gmrk will finance its
acquisition of shares in Brovig by means of an
inter-company loan provided by the Borrower;

			(vi)		First Bid Shares. Evidence that the First Bid
Shares will constitute no less than 50 % of all
shares issued in Brovig;

			(vii)	Agent for service of process. Evidence that
Advokatfirmaet Wiersholm, Mellbye & Bech ANS has accepted the appointment as the Borrowers' agent for service of process as referred to in Clause 21.02 hereof and as Gmrk's agent for service of process as referred to in the pledge of shares referred to in Clause 7 (ii) hereof;

			(viii)	Legal opinion. A legal opinion by Watson,
Farley & Williams, the legal advisers to the Agent on matters of US law, on such matters
(including but not limited to the
authorization, entering into and execution of this Agreement and the Security Documents by the Borrower and (as relevant) Grmk and the enforceability thereof) as the Agent may reasonably require;

	3.02.	Second Bid Shares. Additionally, the obligations of the
Banks to make the second drawing of the Loan Facility available are conditional upon the Agent having received in form and substance satisfactory to it not later than 3
Banking Days prior to the second Drawdown Date evidence that all Second Bid Shares will be credited to the VPS
Account no later than on the second Drawdown Date.

	3.03.	No Event of Default. Generally it is a condition
precedent to the availability of either Facility that neither at the Issue Date nor at either Drawdown Date an Event of Default or an event which with the giving of notice or lapse of time, determination and materiality or other condition may constitute an Event of Default, shall have occurred or be continuing or might result from the relevant Facility or any part thereof being made available.

4.	AVAILABILITY

	4.01.	Loan Facility. The Loan may be drawn in two drawings, one
as part payment of the First Bid Shares and one as part payment of the Second Bid Shares, on Banking Days the latest of which to occur no later than April 30, 1998, in each case upon a Drawdown Notice and in an amount which shall not exceed the number of First Bid Shares or (as the case may be) Second Bid Shares multiplied by NOK
11,50 and provided that the maximum aggregate amount to be drawn hereunder is the GBP equivalent of NOK
125,000,000.

	4.02.	Guarantee Facility. The Guarantee will be issued on a
Banking Date upon a written request by the Borrower to the Agent; its tenor to expire no later than March 30, 1998.

	4.03.	Manner. The Facilities shall be made available solely for
the purpose referred to under Clause 1 above; in each case in a manner agreed between the Borrower and the Agent.

	4.04.	Severability. The obligations of the Banks to make avail-
able the Facilities are several and none of the Banks nor the Agent shall be responsible for any failure by any other Bank in its fulfilment of its obligations hereunder.

5.	GUARANTEE - REIMBURSEMENT

	The Borrower shall immediately on demand pay in cash to the Agent on behalf of the Banks a sum equal to the aggregate amount paid by the Banks under the Guarantee; if and to the extend permitted hereunder and if so elected by the Borrower; by means of a drawing under the Loan Facility in accordance with Clause 4.01.

6.	CONVERSION OF CURRENCY

	Each amount to be drawn hereunder shall be made available in NOK; the amount drawn simultaneously to be converted into GBP at the NOK/GBP Rate two Banking Days before the relevant Drawdown Date and for all purposes thereafter the Loan shall be denominated in GBP.

7.	SECURITY

	The Facilities together with all unpaid interest, default interest charges, expenses and any derived liabilities whatsoever in connec-
tion therewith shall be secured by:

	(i)		Pledge of Gmrk shares. On first priority a pledge (being
subject to US law) by the Borrower of its shares in Gmrk;
such pledge being in the form required by the Agent;

	(ii)		Pledge of Shares. On first priority a pledge by Gmrk of
65 % of the Shares; such pledge being in the form set out in Schedule 3 hereto and to be registered (in the maximum amount of NOK 150,000,000) against the VPS Account.

8.	INTEREST

	8.01.	Interest rate. The Borrower shall pay interest on the
Loan on each Interest Payment Date at a rate which is conclusively certified by the Agent and notified to the Borrower to be equal to the aggregate of the Margin and LIBOR.

	8.02.	Length of Interest Period. The Borrower shall be entitled
to determine by way of the first Drawdown Notice or (as the case may be) an Interest Period Notice whether the length of the ensuing Interest Period shall be one, three or six months provided that:

			(i)		Absence of nomination - unavailability. In the
absence of any such determination by the
Borrower, or if the Agent shall notify to the
Borrower that the funds requested are not
available for an Interest Period of the length
determined by the Borrower, the length of such
Interest Period shall (subject as provided
below) be such period as shall be conclusively
determined and specified by the Agent; and

			(ii)		Interest Periods of different lengths. The
Borrower shall make any determination under this Clause 8.02 (and the period required shall be specified) in such manner as to ensure that the expiry of the first Interest Period for the second drawing shall coincide with the next succeeding Interest Payment Date for the first drawing, and for this purpose alone the Borrower shall be entitled to elect Interest
Periods of different lengths.

	8.03.	Banking Day. If an interest period would end on a day
which is not a Banking Day, such interest period shall end on the next succeeding Banking Day.

	8.04.	Calculation of interest. The interest shall accrue from
day to day and be calculated on the actual number of days elapsed and on the basis of a 365-day year.

9.	REPAYMENT/PREPAYMENT/CANCELLATION

	9.01.	Repayment - Loan. The full principal amount of the Loan
shall be repaid in GBP in one amount on the Repayment
Date.

	9.02.	Prepayment - sale of shares. If any Share is sold, the
Loan shall on the date of such sale be prepaid by an amount equal to the whole of the sales proceeds relating to such sale.

	9.03.	Optional prepayment. The Borrower shall be entitled to
prepay the Loan in full or in part (such part being GBP
100,000 or any whole multiple thereof) upon giving the Agent at least 15 Banking Days' written notice which shall be irrevocable.

	9.04.	Prepaid amounts. Prepayments shall be made subject to the
provisions of Clause 13.06 and amounts prepaid shall be applied towards the Loan and shall not be available for reborrowing.



10.	COVENANTS

	The Borrower undertakes with the Banks and each of them that as from the date hereof and for so long as any amounts are outstanding from the Borrower to the Banks hereunder and/or any contingent liability remains outstanding under the Guarantee, it will:-

	(i)		Information of Event of Default. Promptly inform the
Banks through the Agent about any event which in its reasonable opinion constitutes or will, by giving notice and/or lapse of time, constitute an Event of Default;

	(ii)		Financial information. Deliver to the Agent (for distri-
bution to the Banks) copies of the annual audited accounts of each member of the Group as soon as practic-able after the same have been issued and in any event not later than 120 days after the end of the relevant finan-cial year; each such member's respective quarterly accounts and cash flow projections within 45 days of the expiry of each quarter; and such other financial information as the Agent may reasonably require;

	(iii)	Changes to the Borrower and Gmrk. Remain a joint stock
company under the laws of Delaware, listed on the NASDAC, and procure that unless the written consent of the Agent first shall have been obtained, a) its by-laws and those of Gmrk will not be changed in any material way, b) neither of them will be subject to any merger or other corporate restructuring, and c) neither of them will divest of any asset;

	(iv)		Dividends etc. Procure that Gmrk will not make any
distribution or pay any dividends or make any loan to the Borrower or others or guarantee or otherwise secure any indebtedness thereof or in any other way have any money owed to it by the Borrower or any affiliated company thereof without the prior written consent of the Agent;

	(v)		Acquired shares. Procure that all Shares (whether or not
as a consequence of the bids for outstanding shares in Brovig) shall be credited to the VPS Account;

	(vi)		Ownership. Remain the owner of all shares issued in the
capital of the Borrower and procure that the Borrower remains the owner of no less than 50 % of the shares in Brovig;

	(vii)	New commitments - the Borrower. Not incur any financial
commitment or secure any debt or any guarantee on any of its assets or revenues or undertake, contract or otherwise make any investment in excess of an aggregate amount of USD 5,000,000 for the term of this Agreement without the prior written consent of the Agent;

	(viii)	Intercompany loans. Procure that Gmrk will not, without
the Agent's prior written consent, make payment of interest or principal on loans made available to it for the purpose of financing its acquisition of the Shares;

	(ix)		New commitments - Gmrk. Procure that Gmrk will not incur
any financial commitment or secure any debt or any guarantee on any of its assets or revenues or undertake, contract or otherwise make any investment without the prior written consent of the Agent;

	(x)		The Shares. Procure that Gmrk shall not subject the
Shares to any kind of charge, pledge or encumbrance other than hereunder;

	(xi)	 	Minimum value - Brovig quoted. If, at any time when the
shares in Brovig are quoted on the Oslo Stock Exchange, the aggregate value of the Pledged Shares based on such quotation becomes less than the amount of the Loan at the relevant time; within three Banking Days prepay such amount of the Loan as may be necessary to ensure that the aggregate value of the Pledged Shares equals not less than the amount of the Loan following such prepayment;

	(xii) 	Minimum value - Brovig not quoted. If, at any time when
the shares in Brovig are not quoted on the Oslo Stock
Exchange, the aggregate value of the Pledged Shares as calculated by the Agent with basis in the Vessels' aggre-gate value as determined in accordance with Clause 12 less Brovig's total debt is less than the amount of the Loan, within three Banking Days of the Agent's written request prepay such amount of the Loan as may be neces-sary to ensure that the value of the Pledged Shares as set out above equals not less than the amount of the Loan following such prepayment.

11.	EVENTS OF DEFAULT

	Each of the following events shall be an Event of Default:-

	(i)		Default in making payment. Any principal of, or interest
on, the Loan or any other amount due under this Agreement is not paid by the Borrower upon the due date for payment thereof;

	(ii)		Default in other obligations. The Borrower defaults under
any of the provisions of this Agreement [other than that referred to in (i) above] or of the Security Documents;

	(iii)	Cross default. Any other loan, guarantee or other finan-
cial indebtedness of a member of the Group being declared due prematurely by reason of default by such member in its obligations in respect of the same or any such member fails to make payment in respect thereof on the due date for such payment or security for any such loan, guarantee or other indebtedness becomes enforceable;

	(iv)		Bankruptcy and liquidation. An order of a competent court
or an event analogous thereto shall be made or any effec-tive resolution passed with a view to the bankruptcy, composition proceedings, liquidation or winding-up of a member of the Group;

	(v)		Misleading information. Any statement, notice or certifi-
cate delivered or made by a member of the Group pursuant to this Agreement or the Security Documents proves to be misleading or materially incorrect or inaccurate when made;

	(vi)		Admittance of inability to perform. A member of the Group
is unable or admits in writing its inability to pay its lawful debts as they mature or makes a general assignment for the benefit of its creditors;

	(vii)	Termination of business. A member of the Group ceases or
threatens to cease to carry on its business or disposes or threatens to dispose of a substantial part of its business, properties, or assets or the same are seized or appropriated for any reason;

	(viii)	Other covenants. Any term or covenant set out in a GBP
27,565,000 revolving term loan agreement dated June 11, 1997 entered into between Gulf Offshore N.S. Limited as borrower and Christiania Bank og Kreditkasse ASA as lender and security agent or any guarantee or security document related thereto is not complied with by either of Gulf Offshore N.S. Limited, GulfMark North Sea Ltd and
Gulf Offshore Marine International;

	(ix)		Equity. The Borrower's consolidated value adjusted equity
at any time becomes less than USD 80,000,000;

	(x)		Material adverse change. A material adverse change occurs
in the financial condition of a member of the Group.

	Acceleration. Upon the occurrence of any Event of Default the Agent may on behalf of the Banks forthwith or at any time during the subsistence of the Event of Default notify the Borrower in writing and the entire amount of the Loan and the Guarantee Liability together with interest and all other amounts outstanding under this Agreement shall become immediately due and payable and the Banks will be under no obligation to make any Facility available to the Borrower under this Agreement, and the Banks (or the Agent on their behalf) shall be at liberty to pay the whole or part of the amount secured by the Guarantee and take all such steps as may be open to them to protect and enforce the security held by the Agent in respect of the Borrower's obligations hereunder to ensure compliance by the Borrower with all its obligations hereunder.

12.	VALUATION OF THE VESSELS

	The Borrower shall at the Agent's request arrange for the Vessels to be valued at its expense by two reputable shipbrokers appointed by the Borrower and approved by the Agent, the valuation report to be made available to the Agent within one week.

	Such valuation shall be on the basis of a voluntary sale between willing buyer and willing seller, free of any charter or employment contract. The aggregate value of the Vessels shall be the arithmetic mean of the two valuations.

13.	CHANGES IN CIRCUMSTANCES

	13.01.	Increase of costs and reduction of proceeds. In the event
that any applicable law or regulation (whether or not having the force of law) not being effective on the date of this Agreement shall subject any Bank to any taxes, or impose any reserve requirements or other costs (including but not limited to increased equity requirements) the result of which is to increase the cost to the Bank affected of making or maintaining its participation in a Facility (save for tax on overall net income or increase in general administration costs of such Bank), or to reduce the amount of principal or interest received by such Bank by an amount which is deemed by such Bank to be material, the Borrower will be required to compensate the Bank affected for such additional costs or reduction, always provided that the Bank affected shall make its best endeavours to minimize such additional cost or reduction.

	13.02.	Illegality. In the event that any applicable law or
regulation shall make it unlawful for any Bank to make or maintain its participation in a Facility or any part thereof, such Bank's obligations hereunder shall termi-nate, and all amounts owed by the Borrower to such Bank hereunder shall become due and repayable forthwith. Upon repayment of the affected Bank's participation the amount of the Facility shall be reduced accordingly. The Banks shall use their best endeavours to find within 14 days another bank in another jurisdiction, acceptable to the Agent and the Borrower, to take over the obligations of the Bank affected hereunder on a lawful basis.

	13.03.	Notice by the Agent. If the circumstances contemplated by
Clause 13.01 or 13.02 should occur and the Bank affected intend to invoke conditions contained herein, then the Agent shall promptly advise the Borrower thereof.

	13.04.	Prepayment - increase in costs and reduction of proceeds.
Should the conditions of Clause 13.01 be invoked and the Borrower finds the resultant additional cost to be unac-ceptable, the Borrower shall be entitled to prepay the relevant Bank's participation in the Facilities on the last day of the then current Interest Period or Interest
Periods subject to a minimum of 10 Banking Days irrevoc-able prior written notice to the Agent, whereupon the amount of the Facilities shall be reduced accordingly.

	13.05.	Prepayment - illegality. Should the conditions of Clause
13.02 be invoked and in the event that the Banks shall prove unable to find an other bank in another jurisdiction to take over the obligations of the Bank affected the Borrower shall be entitled to prepay the amounts outstanding under the Facilities together with all other amounts outstanding under this Agreement subject to a minimum of 10 Banking Days prior written notice to the Agent.

	13.06.	Prepayments - additional amounts. If the Borrower prepays
a Facility or any part thereof pursuant to any of the foregoing provisions of this Clause 13 or to Clause 9, the Borrower shall simultaneously with such repayment pay to the Agent for the account of the affected Bank accrued interest and accrued fees and commissions (if any) to the date of actual payment and all other sums payable by the Borrower to the Bank for the account of such pursuant to this Agreement together with such additional amounts as may be specified by such Bank in an explanatory certifi-cate (which in the absence of manifest error shall be conclusive) to be necessary to compensate such Bank for any loss, premium or penalties incurred or to be incurred by such Bank in liquidating deposits or reemploying funds taken or borrowed to make, fund or maintain the Facilities for the remainder (if any) of the then current
Interest Period.

	13.07.	Inability of interest rate reference. If for any reason
the Agent shall be unable to establish LIBOR the Borrower shall pay interest at a rate which equals the cost for each Bank of making or maintaining its participation in the Loan plus the Margin.

14.	FEES, COMMISSIONS, COSTS AND EXPENSES

	14.01.	Arrangement fee. An arrangement fee of NOK 625,000 is due
from the Borrower to the Agent, such fee to be payable upon execution of this Agreement.

	14.02.	Underwriting fee. An underwriting fee of NOK 312,500 is
due from the Borrower to the Agent, such fee to be payable upon execution of this Agreement.

	14.03.	Commitment fee. The Borrower shall pay to the Agent for
distribution to the Banks a commitment fee of 1/2 % (one half of one per cent) p.a., calculated on the undrawn part of the maximum amount of the Loan Facility from time to time from February 2, 1998, such fee to be payable on each Drawdown Date but no later than upon cancellation of the Loan Facility or any part thereof (if relevant).

	14.04.	Guarantee commission. The Borrower shall pay to the Agent
for distribution to the Banks a guarantee commission of 1
3/8 % (one and three eighths of one per cent) p.a. on the Guarantee Facility from the Issue Date until the Banks are released from all obligations under the Guarantee
Facility and under the Guarantee, calculated on the full initial amount of the Guarantee Facility, such commission to be due and payable on the second Drawdown Date but no later than upon cancellation of the Guarantee Facility
(if relevant).

	14.05.	Costs and expenses. The Borrower agrees to pay to the
Agent upon demand, whether or not the Facilities or part thereof is ever made available, all costs, charges and expenses (including legal fees) incurred by the Agent or the Banks or any of them in connection with the prepara-tion and execution of this Agreement and the Security
Documents or the enforcement thereof or the preservation of their rights thereunder, or otherwise in connection with the Facilities.



15.	PAYMENTS

	15.01.	Payments - currency, Taxes and account details. All
payments to be made by the Borrower under this Agreement shall be made in GBP to the Agent at such banks and accounts as specified by the Agent from time to time and shall be made without any deductions for, and free and clear of any Taxes and in the event that the Borrower is required by law or regulation to deduct or withhold any Taxes the sums to be paid shall be increased by such amount as shall be necessary to ensure that the amount received by the Agent and/or the Banks after such deduc-tion or withholding is equal to the amount which would have been received under this Agreement had no such deduction or withholding been required.

	15.02.	Default interest and losses. In the event that an Event
of Default has been declared the Borrower shall pay interest on the Loan from the date of such default up to the earlier of a) the Agent confirming that such Event of Default has been remedied and b) the date that all amounts outstanding to the Banks hereunder have been repaid, at a rate to be reasonably determined by the Agent to be the aggregate of i) LIBOR, ii) the Margin and
iii) 3 (three) % p.a. for interest periods the duration of which the Agent shall determine. Interest charges hereunder shall be added to the defaulted amount at the end of each such interest period until the defaulted amount is repaid in full.

			In addition and without prejudice to the foregoing the Borrower shall compensate the Banks for such additional amounts as referred to in Clause 13.06 incurred in connection with payment not being made on the due date.

	15.03.	Set-off. In the event of any non-payment of any amounts
hereunder when due, each Bank shall be entitled (but not obliged) to apply the credit balance standing upon any account of the Borrower with any branch of such Bank and in any currency in or towards satisfaction of any sum thus due from the Borrower hereunder.

16.	AGENCY

	16.01.	Authorization of the Agent - agency. The Banks authorise
the Agent to take such action on its behalf and to exer-cise such powers as are specifically delegated to it by the terms of this Agreement together with all such powers as are reasonably incidental thereto. The relationship between the Agent and the Banks is that of agent and principal only, nothing herein shall (nor shall it be construed so as to) constitute the Agent as a trustee for the Banks or impose on any of them any duties or obliga-tions other than those for which express provision is made in this Agreement.

	16.02.	Distribution of receivables. Save in so far as is other-
wise herein expressly provided the Agent shall promptly distribute to the Banks all sums received by it hereunder on behalf of the Banks.

	16.03.	Distribution of irregular payments. If any Bank at any
time receives or recovers by set-off or otherwise any sum which it is obliged (or being so entitled has elected) to apply towards payment of any amount due to it hereunder
(other than amounts specifically payable to that Bank under the terms of this Agreement) then such Bank shall be obliged to offer to each other Bank (through the Agent) such payment by way of adjustment as may be necessary to ensure that at all times each Bank receives the same proportion as each other Bank of principal, interest and fees due to it under this Agreement provided however that such offer may be conditional upon each Bank who may accept such offer (the "Accepting Bank") agreeing to indemnify the Bank making such offer (the "Offering
Bank") in terms reasonably acceptable to the Offering
Bank against any loss (other than the loss suffered by such payment by way of adjustment) which the Offering
Bank may subsequently suffer by reason of having made such payment by way of adjustment to such Accepting Bank.

	16.04.	Information of notices. The Agent will promptly advise
the Banks of each notice received by it from the Borrower hereunder. The Agent shall be under no obligation towards the Banks to ascertain or enquire as to the performance or observance of any of the terms or conditions hereof, other than a failure to make payment of sums due.

	16.05.	Indemnification of Agent. The Banks shall pro rata in
accordance with their respective participation in the Loan, on demand, reimburse the Agent for any cost and expense incurred in connection with the preservation or enforcement of any right of the Agent or the Banks here-under or otherwise in connection with the Loan, and shall indemnify and hold the Agent harmless against any loss or liability which the Agent may suffer or incur by reason of any action taken or omitted by it as agent hereunder, in each case to the extent that the Agent shall not have been reimbursed or indemnified therefor by the Borrower.

	16.06.	Reliance on communication. In performing its duties and
exercising its powers hereunder the Agent will be entitled to rely on any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed.

	16.07.	Disclaimer. The Agent takes no responsibility for the
truth of any covenants, representations or undertakings given or made herein nor for the validity, effectiveness, adequacy or enforceability of this Agreement.

	16.08.	Independent investigations. Each Bank shall be
responsible for making its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuance of the Facilities and has made its own appraisal of the creditworthiness of the Borrower.

	16.09.	Other business with the Borrower. The Agent may, without
liability to account, accept deposits from, lend money to and generally engage in any kind of banking or trust business with the Borrower.

	16.10.	Votes. Any decision proposed to be made by and between
the Banks is adopted if Banks representing 50 % or more of the Facilities have voted in favour of such decision, always provided that the vote of the Agent shall be decisive in the event of equality of votes.


17.	PARTICIPATION

	Each Bank may transfer their respective rights hereunder in whole or in part to their respective branches and subsidiaries and with the consent of the Agent and the Borrower (such consent not to be unreasonably withheld) to other banks or financial institutions.

18.	NOTICES AND CORRESPONDENCE

	Means and addresses. Notices and other correspondence to the Agent or (as the case may be) the Borrower under this Agreement shall be in writing and shall be sent by letter, telex or telefax to the parties' respective addresses being:

	The Agent:
	Christiania Bank og Kreditkasse ASA	Telex:	19784 xiabk n
	P.O. Box 1166 Sentrum				Telefax:	(+47) 22 48 66 68
	N-0107  OSLO						Att:	Shipping Dept.


	The Borrower:
	GulfMark Offshore, Inc.
	5 Post Oak Park, Suite 1170
	Houston, Texas 77027				Telefax:	(+1) 713 963 9796
	USA

	or to other addresses, telexnumbers and telefaxnumbers as may from time to time be notified by the relevant party. Notices and corre-spondence sent otherwise than by letter shall upon the Agent's request be confirmed by letter mailed immediately thereafter.

19.	CURRENCY INDEMNITY

	No payment to the Agent and/or any Bank hereunder pursuant to any judgement or order of any court or otherwise shall operate to discharge the obligations of the Borrower in respect of which it was made unless and until payment in full shall have been received in GBP and to the extent that the amount of any such payment shall on actual conversion into such currencies fall short of the amount of the relevant obligation expressed in GBP, such Bank shall have a further and separate cause of action against the Borrower for the recovery of such sum as shall after conversion into GBP be equal to the amount of the shortfall.

20.	MISCELLANEOUS

	20.01.	One agreement. This Agreement and the Security Documents
shall constitute one agreement, but in the event of any conflict between the provisions of this Agreement and any of the Security Documents, the provisions of this Agree-ment shall prevail unless thereby rendering the Security
Documents or any of them, or any part thereof void, invalid or unenforceable.

	20.02.	Clause headings. Clause and sub-clause headings are for
ease of reference only.

21.	GOVERNING LAW - SERVICE OF PROCESS

	21.01.	Governing law and jurisdiction. This Agreement shall be
governed by and construed in accordance with Norwegian law, and the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo.

	21.02.	Service of process. For the purpose of service of process
in relation to any suit, action or proceeding to be brought against the Borrower in Norway in connection with this Agreement and/or any Security Document the Borrower hereby appoints Advokatfirmaet Wiersholm, Mellbye & Bech
ANS, Oslo, Norway as their agent to which any such process may be delivered.


IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their authorised officers on the day and year first above written.


for and on behalf of		for and on behalf of
GULFMARK OFFSHORE, INC.		CHRISTIANIA BANK OG KREDITKASSE ASA
						as agent



 ...........................	.................................


						for and on behalf of
						CHRISTIANIA BANK OG KREDITKASSE ASA



cbk.166					..............................